UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2012

QLT Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

887 Great Northern Way, Suite 101, Vancouver, B.C., Canada, V5T 4T5 (Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2012 Corporate Goals / Cash Incentive Bonus Plan

On March 5, 2012, the Board of Directors (the “Board”) of QLT Inc. (“QLT” or the “Company”), on the recommendation of the Compensation Committee, determined the 2012 corporate goals relating to QLT’s annual cash incentive bonus plan (the “Plan”) in which the executive officers of QLT are eligible to participate.

The Plan provides cash bonuses based on the achievement of goals related to individual and/or corporate performance in 2012. The amount of the cash bonus that our executive officers are eligible to receive is based on a predetermined target percentage of base salary and is subject to the achievement of corporate and/or individual goals, as follows:

Level	Target Bonus (as a % of Base Salary)	Range of Possible Bonus Payment (as a % of Base Salary)	Weighting Between Corporate and Individual Goals
Chief Executive Officer	75%	0-150%	100% Corporate
Chief Financial Officer and Senior Vice Presidents	50%	0-100%	75% Corporate/25% Individual

Individual goals relate to the individual executive officer’s area of responsibility and are designed to facilitate the achievement of QLT’s corporate goals. Executive officers with individual goals may attain between 0% and 200% of their individual goals depending on performance, although the Compensation Committee has the discretion to recognize additional factors and award bonuses outside of this range. Executive officers with corporate goals may attain between 0% and 200% of a corporate goal depending on the extent to which the goal is achieved.

QLT’s corporate goals include base corporate goals which are described below and measure from 0-100% achievement. The Compensation Committee, however, has the discretion to recognize additional factors and assess QLT’s corporate goal achievement up to a maximum 200%. In determining whether QLT’s corporate goals have been achieved beyond 100% and up to a possible 200%, the Compensation Committee will consider factors and achievements it considers appropriate, including, but not limited to, the bonus corporate goals described below.

The following is the nature and relative weighting of the 2012 base corporate goals and bonus corporate goals, as applicable:

•	Synthetic Retinoid

Base Corporate Goals and Percentage: Achieve specified milestones related to regulatory and clinical development progress and results for the synthetic retinoid program, including initiating a pivotal trial for the treatment of Leber Congenital Amaurosis in the second half of 2012; complete global launch plan: 35%.

Bonus Corporate Goals and Percentage: Up to an additional 30% for specified related and/or follow-on clinical development of retinoid program, and further product research and development initiatives.

•	Sustained Drug Delivery: Punctal Plug Development

Base Corporate Goals and Percentage: Achieve specified milestones related to clinical development progress and results for the latanoprost punctal plug drug delivery program; achieve specified product research and development milestones: 35%.

Bonus Corporate Goals and Percentage: Up to an additional 15% for additional specified research and development milestones related to the punctal plug drug delivery program.

•	Commercial/Financial Objectives

Base Corporate Goals and Percentage: Complete commercial team model initiatives; achieve specified development and regulatory milestones related to a PDT laser used with Visudyne; achieve adjusted EBITDA objective consistent with guidance for 2012: 15%.

Bonus Corporate Goals and Percentage: None.

•	Manage Business to Achieve Growth Objectives

Base Corporate Goal and Percentage: Address specific staffing needs to achieve near-term corporate objectives and manage ongoing and future clinical programs: 10%.

Bonus Corporate Goals and Percentage: None.

•	Business Development

Base Corporate Goal and Percentage: Enable a diagnostic test related to the synthetic retinoid program: 5%.

Bonus Corporate Goals and Percentage: Up to an additional 10% for in-licensing or acquiring products or technology to supplement, and/or mitigate risk on, development programs or commercial operations.

In the event all of the base corporate goals and all of the bonus corporate goals are achieved, it is anticipated that, subject to the Compensation Committee’s discretion, 155% achievement would be obtained.

Salary Increases

On March 5, 2012, the Board, on the recommendation of the Compensation Committee, increased the base salaries of Ms. Linda Lupini, Senior Vice President, Human Resources and Organizational Development, and Ms. Suzanne Cadden, Senior Vice President, Development, by 10%, retroactive to January 1, 2012. Ms. Lupini’s base salary has been increased to Cdn$314,708 and Ms. Cadden’s base salary has been increased to Cdn$341,000. In increasing the base salaries of Ms. Lupini and Ms. Cadden, the Compensation Committee and the Board considered the executive compensation benchmarking data presented by Radford, the Company’s executive compensation consultant, as well as, among other things, each executive’s performance and scope and level of responsibility. Ms. Lupini’s salary increase puts her base salary above the 75th percentile of the Company’s comparator group for base salaries and Ms. Cadden’s salary increase puts her base salary above the 50th percentile of the Company’s comparator group for base salaries.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QLT INC.

Date: March 9, 2012	By:	/s/ Cameron Nelson
	Name:	Cameron Nelson
	Title:	Senior Vice President, Finance and Chief Financial Officer

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